Exhibit 99.1

Coach Reports Fourth Quarter and Fiscal Year Earnings of $0.64 and $2.33, Respectively

NEW YORK--(BUSINESS WIRE)--August 3, 2010--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today reported sales of $951 million for its fourth fiscal quarter ended July 3, 2010, compared with $778 million reported in the same period of the prior year, an increase of 22%. Earnings per diluted share totaled $0.64 for the quarter compared to $0.45 a year ago, an increase of 40%. Net income rose 34% to $196 million from $146 million reported for the prior year. For the fiscal year, net sales rose 12% to $3.61 billion and net income increased 18% to $735 million versus the prior fiscal year. Diluted earnings per share rose 22% to $2.33, versus $1.91 a year ago.

The company noted that results for the fourth quarter and fiscal year ending July 3, 2010 included 14 and 53 weeks, respectively, while the same periods in fiscal 2009 included 13 and 52 weeks, respectively. The 53rd week contributed about $70 million to 2010 fourth quarter and fiscal year sales and about $0.08 to earnings per share in both periods. Therefore, excluding the extra week, sales would have risen 13% for the quarter, while sales for the year would have been up 10%. Similarly, earnings per share would have increased 23% for the quarter and 18% for the fiscal year.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “I’m very pleased with our fiscal fourth quarter and full year results. This quarter’s performance demonstrated a continuation of the resilience we have seen throughout the year, as our market share expanded across all geographies. Our results reflect the growing recognition of the Coach brand globally, and consumers’ strong response to our product offering. It was also a year of many milestones, including the first full year of direct operation of our stores in China – where sales at retail doubled - the opening of our first standalone Men’s stores, and our expansion into Western Europe, as we laid the groundwork for strong top and bottom line results in the years ahead.”

For the quarter, operating income totaled $297 million, 45% above the $205 million reported in the comparable year-ago period, while operating margin was 31.2% versus 26.3% reported for the prior year. During the quarter, gross profit rose 27% to $697 million from $547 million a year ago. Gross margin was 73.3% versus 70.4% a year ago, primarily as a result of sourcing cost improvements. SG&A expenses as a percentage of net sales totaled 42.1%, compared to the 44.1% reported in the year-ago quarter.

For the full year, operating income totaled $1.15 billion, 18% above the $972 million reported in the comparable year ago period, while operating margin was 31.9% versus 30.1% reported for the prior year. During the year, gross profit rose 13% to $2.63 billion from $2.32 billion a year ago. Gross margin was 73.0% versus 71.9% a year ago. SG&A expenses as a percentage of net sales, totaled 41.1%, compared to the 41.8% reported in fiscal 2009.

It should be noted that during FY09 the company recorded a number of unusual items which impacted both fourth quarter and full year results. Excluding the impact of unusual items in the prior year’s fourth quarter, operating income rose 35% from the $220 million reported in FY09, while operating margin expanded to 31.2% from 28.2% in the prior year. SG&A expenses as a percentage of net sales totaled 42.1% in both periods on the same basis. Net income in the fourth quarter rose 43% from $136 million reported for the prior year, while earnings per share increased 49% from $0.43.

Similarly, for the full year, excluding the impact of unusual items to FY09 results, operating income rose 15% in FY10 from the $1.00 billion reported for the prior year, while operating margin expanded 90 basis points to 31.9%. SG&A expenses as a percentage of net sales, totaled 41.1% compared to 40.9% last year. Net income in FY10 rose 18% from $622 million reported during the prior year, while earnings per share increased 22% from $1.91.

The company also announced that during the fourth fiscal quarter, it repurchased and retired nearly 10.9 million shares of its common stock at an average cost of $41.43, spending a total of $450 million. At the end of the period, approximately $560 million remained under the company’s present repurchase authorization.

Fourth fiscal quarter and full year sales grew in each of Coach’s primary channels of distribution as follows:

  Direct-to-consumer sales increased 23% to $842 million in the fourth quarter from $683 million last year. North American same store sales for the quarter rose 6.3% on a comparable, 14-week versus 14-week basis. In Japan, sales rose 6% on a constant currency basis, while dollar sales rose 13%, reflecting the stronger yen year-over-year. Excluding the impact of the extra week, fourth quarter sales at Coach Japan were even with prior year on a constant currency basis. China results continued to be robust, with comparable store sales rising at a double-digit rate.

  For the full year, direct to consumer sales rose 16% to $3.16 billion from $2.73 billion generated in fiscal 2009. Overall, North American same store sales for the fiscal year rose 3.5% on a comparable 53-week versus 53-week basis. For the year, sales in Japan were essentially flat on a constant currency basis, while dollar sales rose 8%, positively impacted by the exchange rate. Excluding the impact of the 53rd week, FY10 sales at Coach Japan were down 2% on a constant currency basis. As in the quarter, China comparable store sales rose at a double-digit rate.
  Indirect sales increased 15% to $109 million in the fourth quarter from the $95 million reported for the prior year driven by international wholesale shipments, while shipments into U.S. department stores were essentially consistent with last year’s levels. At POS, international sales rose significantly while comparable U.S. department store sales were even year-over-year in the quarter.

  For the full year, indirect sales declined 10% to $452 million from $504 million recorded for fiscal 2009. During the fiscal year, both international sales at POS and shipments into this channel rose modestly compared to prior year levels, driven primarily by distribution. U.S. wholesale shipments and POS sales declined as inventories were tightly managed.

During the fourth quarter of fiscal 2010, the company opened five retail stores and closed six others, while opening two factory stores in North America, bringing the total to 342 retail stores and 121 factory stores as of July 3, 2010. In Japan, Coach opened its second Men’s store and a factory store while closing a shop-in-shop location. Therefore, at the end of the quarter there were 167 total locations in Japan. There were four net locations opened in China during the fourth quarter, bringing the total Coach China locations to 41.

“Our growth this year demonstrates our ability to effectively navigate a volatile environment by evolving our merchandising, marketing and pricing strategies. Our performance also reflects the increasing globalization of the Coach brand, as we strive to replicate our success formula in emerging markets such as China.”

“As always, we expect to continue to drive our business through a combination of productivity gains worldwide and distribution growth, primarily in new geographies. Clearly, China is our biggest opportunity, as our brand takes hold and the market continues to develop rapidly. We’ve started developing a multi-channel distribution model in China, including retail stores, shop-in-shops and flagships and expect to accelerate new store openings, with about 30 new locations planned this year.”

“We’re entering Europe, starting with France, where initial results in Printemps have been very encouraging. During this fiscal year, we’ll begin to open stores in the U.K, Portugal and Spain, starting with first locations in Spain and Portugal this fall, in El Corte Ingles, as part of our joint venture with Hackett Limited.”

“Beyond distribution growth, we’re focusing on the Men’s opportunity, where we’ve been increasing our exposure globally, and achieving strong early results. We now believe Men’s will be a significant contributor to top line sales in the seasons and years ahead.”

“As we enter FY11, we remain confident in our growth prospects and ability to drive sales and earnings at a double-digit pace, given the current strength of the Coach business and our increasing global expansion,” Mr. Frankfort concluded.

Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, August 3, 2010. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, jewelry, fragrance and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on The New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended July 3, 2010 and June 27, 2009
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED(1)		YEAR ENDED(1)
	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009

Net sales	$950,525	$777,744	$3,607,636	$3,230,468

Cost of sales	253,526	230,426	973,945	907,858

Gross profit	696,999	547,318	2,633,691	2,322,610

Selling, general and
administrative expenses	400,034	342,631	1,483,520	1,350,697

Operating income	296,965	204,687	1,150,171	971,913

Interest income, net	2,137	2,111	1,757	5,168

Income before provision for income taxes	299,102	206,798	1,151,928	977,081

Provision for income taxes	103,575	61,005	416,988	353,712

Net income	$195,527	$145,793	$734,940	$623,369

Net income per share

Basic	$0.65	$0.46	$2.36	$1.93

Diluted	$0.64	$0.45	$2.33	$1.91

Shares used in computing
net income per share

Basic	301,300	317,752	311,413	323,714

Diluted	307,579	320,512	315,848	325,620

(1) Includes 53rd Week in Fiscal 2010

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended July 3, 2010 and June 27, 2009
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED(1)	QUARTER ENDED
	July 3, 2010	June 27, 2009
			Total Items Affecting
	As Reported	As Reported	Comparability	Excluding Items

Net sales	$950,525	$777,744	$-	$777,744

Cost of sales	253,526	230,426	-	230,426

Gross profit	696,999	547,318	-	547,318

Selling, general and
administrative expenses	400,034	342,631	15,000	327,631

Operating income	296,965	204,687	(15,000)	219,687

Interest income, net	2,137	2,111	2,012	99

Income before provision for income taxes	299,102	206,798	(12,988)	219,786

Provision for income taxes	103,575	61,005	(22,515)	83,520

Net income	$195,527	$145,793	$9,527	$136,266

Net income per share

Basic	$0.65	$0.46	$0.03	$0.43

Diluted	$0.64	$0.45	$0.03	$0.43

Shares used in computing
net income per share

Basic	301,300	317,752	317,752	317,752

Diluted	307,579	320,512	320,512	320,512

(1) Includes 53rd Week in Fiscal 2010

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended July 3, 2010 and June 27, 2009
(in thousands, except per share data)
(unaudited)

	YEAR ENDED(1)	YEAR ENDED
	July 3, 2010	June 27, 2009
			Total Items Affecting
	As Reported	As Reported	Comparability	Excluding Items

Net sales	$3,607,636	$3,230,468	$-	$3,230,468

Cost of sales	973,945	907,858	-	907,858

Gross profit	2,633,691	2,322,610	-	2,322,610

Selling, general and
administrative expenses	1,483,520	1,350,697	28,365	1,322,332

Operating income	1,150,171	971,913	(28,365)	1,000,278

Interest income, net	1,757	5,168	2,012	3,156

Income before provision for income taxes	1,151,928	977,081	(26,353)	1,003,434

Provision for income taxes	416,988	353,712	(27,594)	381,306

Net income	$734,940	$623,369	$1,241	$622,128

Net income per share

Basic	$2.36	$1.93	$0.00	$1.92

Diluted	$2.33	$1.91	$0.00	$1.91

Shares used in computing
net income per share

Basic	311,413	323,714	323,714	323,714

Diluted	315,848	325,620	325,620	325,620

(1) Includes 53rd Week in Fiscal 2010

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At July 3, 2010 and June 27, 2009
(in thousands)
(unaudited)

	July 3,	June 27,
	2010	2009
ASSETS

Cash, cash equivalents and short term investments	$696,398	$800,362
Receivables	109,068	108,707
Inventories	363,285	326,148
Other current assets	133,890	161,192

Total current assets	1,302,641	1,396,409

Long term investments	6,000	6,000
Property and equipment, net	548,474	592,982
Other noncurrent assets	610,000	568,945

Total assets	$2,467,115	$2,564,336

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$105,569	$103,029
Accrued liabilities	422,725	348,619
Revolving credit facilities	-	7,496
Current portion of long-term debt	742	508

Total current liabilities	529,036	459,652

Long-term debt	24,159	25,072
Other liabilities	408,627	383,570

Stockholders' equity	1,505,293	1,696,042

Total liabilities and stockholders' equity	$2,467,115	$2,564,336

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212629-2618
SVP Investor Relations
and Corporate Communications